                                                                      EXHIBIT 11
                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                     13 Weeks Ended         39 Weeks Ended
                                  --------------------    -------------------
                                  Oct. 30,    Oct. 31,    Oct. 30,   Oct. 31,
(Thousands, except per share)       1999       1998        1999       1998
                                  ---------  ---------   ---------  ---------
Basic Computation:
Net earnings                      $ 34,618   $ 33,688    $121,232   $120,747

Weighted average common
 shares outstanding                 30,926     34,377      31,591     36,060
                                  --------   --------    --------   --------

Basic earnings per share          $   1.12   $   0.98    $   3.84   $   3.35
                                  ========   ========    ========   ========



Diluted Computation:

Net earnings                      $ 34,618   $ 33,688    $121,232   $120,747

Weighted average common
 shares outstanding                 30,926     34,377      31,591     36,060

Net effect of dilutive stock
  options based on the treasury
  stock method                         161        111         185        372
                                  --------   --------    --------   --------

Outstanding shares for diluted
  earnings per share                31,087     34,488      31,776     36,432
                                  ========   ========    ========   ========

Diluted earnings per share        $   1.11   $   0.98    $   3.82   $   3.31
                                  ========   ========    ========   ========


Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.